Exhibit 10.6

Execution Version

[***] = CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED AND/OR IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

Sales, Marketing & Distribution Agreement

by and among

Village Farms Canada Limited Partnership

and

Vanguard Produce Canada ULC

SALES, MARKETING & DISTRIBUTION AGREEMENT

This Sales, Marketing & Distribution Agreement (this “Agreement”) is entered into May 30, 2025 by and between Vanguard Produce Canada ULC, a British Columbia Unlimited Liability Company (“Vanguard”) and Village Farms Canada LP, a Canadian limited partnership (“VFCLP”), and shall be effective as of the Closing Date (as such term is defined in that certain Framework Agreement Regarding Partnership and Membership Interests, Contributions and Exchanges, by and among Vanguard Food GP LLC, a Delaware limited liability company, Vanguard Food LP, a Delaware limited partnership, Vanguard Food Holdings LLC, a Delaware limited liability company, Vanguard Food LLC, a Delaware limited liability company, Vanguard, on the one hand, and Village Farms International, Inc., a Canadian corporation, Village Farms Canada LP, a Canadian limited VFCLP, and Village Farms, LP, a Delaware limited partnership, dated as of May 12, 2025 (the “Framework Agreement”)). The Parties acknowledge that this Agreement is entered into in connection with the Framework Agreement. Terms used but not defined herein shall have the meanings ascribed to them in the Framework Agreement.

WHEREAS, VFCLP owns and operates a 60-acre high technology greenhouse growing area located at 4700 80th Street, Delta, BC V4K 3N3 (“Delta 1”) and approximately 12 acres of high technology greenhouse growing area located on the east half of 4525 80th Street, Delta, BC V4K 3N3 (“Delta 2”), together (the “Facilities”) that produce hydroponically grown produce at the Facilities; and

WHEREAS, VFCLP desires to supply all of the Produce that is grown at the Facilities exclusively to Vanguard and to grant Vanguard the exclusive right to market and sell all of the Produce grown at the Facilities subject to and in accordance with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
Definitions

“Annual Net Grower Return” is the sum of the Net Grower Returns paid to VFCLP in respect of purchases during the period beginning January 1, 2026 and ending December 31, 2026.

“Average Weekly Net Sales Price” means the Average Weekly Sale Price per pound of a given SKU of Produce or produce produced at the Facilities which is sold by Vanguard pursuant to Section 5(c) delivered by VFCLP and sold by Vanguard during a given week (Monday through Sunday), less (on a per pound basis) all freight (in/out) and handling and any rework costs and allowances associated with sales of such SKU during such week, retailer credits and if applicable any tariffs imposed by government agencies. The currently known charges for freight, handling, allowances, rework costs, rebates and tariffs are listed in Appendix B attached. Vanguard will accurately itemize for VFCLP the deductions taken in the calculation of Average Weekly Net Sales Price at the time of payment.

“Average Weekly Sale Price” means, with respect to a given week and a given SKU of Produce or produce produced at the Facilities which is sold by Vanguard pursuant to Section 5(c) and delivered by VFCLP, the average sale price per pound of such SKU delivered by VFCLP that meets Quality Standards. The Average Weekly Sale Price is computed by dividing (i) the gross sales proceeds received by Vanguard for sales from VFCLP’s Produce of such SKU meeting Quality Standards during a given week (Monday through Sunday) by (ii) the total number of pounds of such SKU supplied by VFCLP that meet Quality Standards that were sold during such week.

“Change of Control” means the closing of a transaction that is a sale, series of sales or merger or other transactions resulting in a Person other than Kennedy Lewis Investment Management, LLC, Sweat Equities, LLC, Village Farms International, Inc., or their respective Affiliates having the right to appoint a majority of the members of the Board of Directors of Vanguard Food GP LLC.

“Conversion Factor” – for calculations necessary to calculate Net Grower Return and Annual Average Net Grower Return, the Parties agree that the foreign exchange rate will be based on the “Noon” Friday, of the same week as the transaction, Canadian to U.S. dollar exchange rate, as quoted on the Bank of Canada website – (http://www.bankofcanada.ca/rates/exchange/).

“Crop Mix” means the type(s) of Produce to be grown at the Facilities and shall be mutually agreed upon between Vanguard and VFCLP and will initially consist of tomatoes as set forth in Section 3 of this Agreement.

“Customers” means retailers of Produce and such other third parties that purchase Produce from the Parties or their Affiliates.

“Marketing Fee” means the commission that Vanguard will retain with respect to sales of Produce.

“Net Grower Return” means the Average Weekly Net Sales Price less any applicable Marketing Fee.

“PACA” means the Perishable Agricultural Commodities Act, 7 U.S.C. 499a et seq.

“Produce” means hydroponically grown tomatoes produced by VFCLP at the Facilities.

“Produce Payment Amount” means for a given week the Net Grower Return for all SKUs, for all pounds of Produce or produce produced at the Facilities which is sold by Vanguard pursuant to Section 5(c) supplied by VFCLP and sold during such week, less the applicable Marketing Fee.

“Quality Standards” means the quality standards set by Vanguard in the Appendix A attached hereto. Such Quality Standards may be revised by Vanguard, acting reasonably, from time to time by providing written notice of such revisions to VFCLP and VFCLP consenting to those changes in writing (such consent not to be unreasonably withheld, conditioned or delayed).

“Reworked” means any alteration or modification of the Produce as originally packaged by VFCLP.

“SKU” means stock-keeping unit or the identification code for the Produce.

“Special Damages” means any indirect, incidental, consequential or punitive damages whether in contract or tort.

“Term” shall refer to the period of time during which this Agreement is in effect as provided in Section 11.

“Vanguard Trademarks” means the trademarks used by Vanguard listed on Appendix D hereto and are nationally registered trademarks owned by Vanguard.

2.
Market and Sale of Produce
(a)
During the Term, VFCLP grants Vanguard the exclusive right to, and Vanguard agrees that it will, market and sell one hundred percent (100%) of the Produce produced by VFCLP at the Facilities, subject to the terms and conditions set forth in this Agreement. The Produce shall be packaged under a Vanguard brand name selected by Vanguard.
(b)
Rejection of any Produce by Vanguard shall be governed by general contract principles as set forth in the Uniform Commercial Code. If Vanguard rejects any Product on account of failure to meet the Quality Standards, VFCLP, acting reasonably, will have the option to have such Produce returned to the Facilities, at its sole expense.
(c)
VFCLP shall assist Vanguard personnel with preparing a daily status report (the form of which is to be provided by Vanguard) by 10:00 a.m., eastern time, each day during the Term commencing the day after the Closing Date describing (i) the projected current daily production, (ii) projected quantity, (iii) grade, (iv) size, (v) color and (vi) the projected harvest for the next day, with color scale and size pursuant to a matrix provided by Vanguard. In addition, each Friday during the Term, VFCLP shall provide Vanguard with (x) a projection for the following week’s (Monday-Sunday) total harvest estimate broken down by date and (y) a rolling four (4) week forecast estimate of harvest.
(d)
Without limiting the obligations of Village Farms International, Inc., VFCLP and Village Farms, L.P. under the Transition Services Agreement (“TSA”), dated as of the date hereof, by and between Village Farms International, Inc., VFCLP and Village Farms, L.P., on the one hand, and Vanguard Food GP LLC, Vanguard Food LP, Vanguard Food Holdings, Vanguard and Vanguard Food LLC, on the other hand: Vanguard agrees to, and is responsible for, performing the following services during the Term:
(i)
marketing/sales of all Produce meeting Quality Standards;
(ii)
negotiating and entering into agreements in its own name with Customers for the purchase and sale of Produce;

(iii)
invoicing and collection of receivables (and tariffs if applicable) from Customers with respect to sales of the Produce meeting Quality Standards; and
(iv)
providing shipping and shipping logistics for the Produce meeting Quality Standards, including all arrangements for rate structure and preparation of any documentation required for shipping when necessary.
(e)
The parties acknowledge and agree that this Agreement does not create a fiduciary relationship, partnership, joint venture, or relationship of trust or agency between the parties and that all activities undertaken hereunder are undertaken as independent contractors. Nothing in this Agreement grants either party any right to enter into any agreement, contract, commitment or understanding on behalf of the other party without express written consent. Neither party shall hold itself out as having any such authority to do so.
3.
Crop Mix, Seed Varieties and Growing and Packaging Materials
(a)
The seed varieties and quantities of the Crop Mix shall be mutually agreed upon between Vanguard and VFCLP, and will be based on customer demand, yields, quality, costs and profitability as well as new variety trials, and past experiences with certain varieties that Vanguard and VFCLP have worked with.
(b)
Appendix C sets out a list of all proprietary seeds and seed varieties, initial growing and packing materials necessary for the Produce, including vendor name(s) and Vanguard’s pricing for the same, free of any mark-ups, net of any rebates, based on the information provided by VFCLP.
(c)
Vanguard and VFCLP will jointly review the costs of seeds, growing and packing materials used by VFCLP on a regular basis. Vanguard will make vendor recommendations to VFCLP in order to assist VFCLP in realizing cost savings on growing and packing materials. VFCLP shall have no obligation to switch vendors.
(d)
Vanguard and VFCLP have mutually discussed and agreed that the current 2025 Crop Mix will consist of the following varieties and growing area (in square meters), distinguished between glass and poly houses:

Delta 1 greenhouse:

TOV – [***Redacted – Commercially Sensitive Information***] m2
MSM – [***Redacted – Commercially Sensitive Information***]
Campari - [***Redacted – Commercially Sensitive Information***]
Roma - [***Redacted – Commercially Sensitive Information***]
Red grape – [***Redacted – Commercially Sensitive Information***]
Red cherry – [***Redacted – Commercially Sensitive Information***]
Yellow cherry – [***Redacted – Commercially Sensitive Information***]
Orange grape – [***Redacted – Commercially Sensitive Information***]

Brown grape – [***Redacted – Commercially Sensitive Information***]
Sensare – [***Redacted – Commercially Sensitive Information***]

Delta 2 greenhouse:

Beef – [***Redacted – Commercially Sensitive Information***] m2
Heirloom – [***Redacted – Commercially Sensitive Information***] m2

The Parties agree to mutually agree and finalize subsequent crop mixes by October 15 for the upcoming calendar year crop.

4.
Collection of Receivables; Payment for Produce

Vanguard shall be solely responsible for the collection of all receivables related to the sale of the Produce meeting Quality Standards. Upon Vanguard’s acceptance of Produce that meets the Quality Standards from VFCLP (or delivery of Produce from VFCLP to a Customer as instructed by Vanguard), Vanguard shall become obligated to pay VFCLP for the Produce and calculate the applicable Marketing Fee (as defined above) in accordance with Section 8. Vanguard shall electronically transfer to an account designated by VFCLP, in a currency that corresponds to the final sale of the Produce, the Produce Payment Amount with respect to sales made by Vanguard to its Customers, on a weekly basis, each Monday following Vanguard’s acceptance of payment from Vanguard’s Customers for the previous week.

Vanguard agrees it is subject to PACA and accompanying regulations and shall promptly and properly account to VFCLP for all sales of the Produce supplied by VFCLP as well as any and all expenses deducted from the sales on an open book basis.

5.
Express Warranty
(a)
VFCLP expressly warrants that the Produce will meet the Quality Standards for a period of [***Redacted – Commercially Sensitive Information***] days from date of shipment.
(b)
Vanguard will notify VFCLP in writing or via electronic correspondence of any and all quality complaints or rejected Produce. VFCLP reserves the right to require an official third-party inspection on any rejected Produce or Produce containing alleged quality or condition problems and Vanguard agrees to obtain the inspection promptly if requested by VFCLP at VFCLP’s sole cost.
(c)
Vanguard and VFCLP can mutually agree that if produce produced at the Facilities does not meet the Quality Standards, Vanguard can sell the product subject to a Marketing Fee of [***Redacted – Commercially Sensitive Information***]% of

the applicable Average Weekly Net Sales Price for such produce rather than the Marketing Fee set out in Section 8.
6.
Shipment and Delivery

Vanguard shall use its reasonable business judgement to determine the best manner and method of shipment for all Produce in its sole discretion and shall be entitled to enter into any reasonable arrangements, agreements, contracts, orders or other documents in order to provide for the shipment of the Produce.

7.
Packaging; Use of Trademarks
(a)
Pursuant to the trademark license granted under Section 7(b) below, VFCLP shall have the right to place, pursuant to Vanguard’s direction and control, (i) the Vanguard Trademarks on all boxes and packaging packed by VFCLP and (ii) a Vanguard sticker on all Produce meeting applicable Vanguard specifications. Vanguard will provide all the necessary Vanguard artwork and marks necessary for use on boxes and SKUs, and VFCLP may purchase such boxes, packaging and stickers from suppliers recommended by Vanguard, (or its own suppliers, as long as the VFCLP suppliers adhere to the Vanguard packaging specifications, as determined by Vanguard in its sole, reasonable discretion).
(b)
Vanguard hereby grants VFCLP a non-exclusive, non-transferable, non-assignable (including by change of control/operation of law other than as permitted by Section 14), non-sublicensable (except to affiliates or subcontractors) license to use the Vanguard Trademarks solely in connection with the packaging of Produce for sale by Vanguard as set forth in Section 7(a) hereinabove during the Term of this Agreement. Vanguard warrants to VFCLP that it has the authority to license use of the Vanguard Trademarks to VFCLP for the purpose contemplated by this Agreement. Vanguard shall indemnify VFCLP Indemnified Parties for Losses incurred by VFCLP as a result of infringement claims related to VFCLP’s use of the Vanguard Trademarks in accordance with the license granted in this Agreement.
(c)
All use of the Vanguard Trademarks by VFCLP under this Section 7 shall be at, all times, subject to Vanguard’s exclusive direction and control. VFCLP shall comply with all the quality standards as established by Vanguard (acting reasonably) and provided to VFCLP. Vanguard will provide reasonable prior notice of any changes in quality standards applicable to Vanguard Trademarks and will be responsible for any costs and expenses incurred by VFCLP (including any design and production costs and the costs of any existing labels or packaging that is unusable as a result of such changes). The parties will cooperate reasonably to minimize such costs and expenses. VFCLP shall promptly correct any non-compliant use of the Vanguard Trademarks. All the goodwill pertaining to the Vanguard Trademarks by VFCLP hereunder shall inure to the exclusive benefit of Vanguard. Except as expressly provided herein, no other rights are being granted to VFCLP to the Vanguard

Trademarks or any other intellectual property of Vanguard pursuant to this Agreement.
8.
Marketing Fee

For each pound of Produce sold by Vanguard, Vanguard will receive a Marketing Fee of: (a) during each of the 2025 and 2026 calendar years, [***Redacted – Commercially Sensitive Information***]% of the applicable Average Weekly Net Sales Price; and (b) for all other calendar years during the Term, [***Redacted – Commercially Sensitive Information***]% of the applicable Average Weekly Net Sales Price.

9.
Food Safety / Good Agricultural Practices (GAP)/ FSMA 204/ Social Compliance
(a)
VFCLP hereby represents, warrants and covenants that (i) all of the Produce will be produced and packed under a third party validated Food Quality Program and (ii) all Produce when delivered by VFCLP to Vanguard’s Surrey Distribution Center or when picked up by Vanguard’s carrier at the Facilities, will comply with all Applicable Laws and will be safe for human consumption. Vanguard hereby represents, warrants and covenants that (i) its handling of the Produce will be under a third party validated Food Quality Program and (ii) its handling of the Produce will comply with all Applicable Laws and will not introduce any pathogen or other contaminant that makes the Produce not safe for human consumption. Each party hereby represents, warrants and covenants to each other party that it shall at all times be in compliance with all (A) Ex-Im Laws, ABC-AML Laws and Sanctions; and (B) all U.S. and Canadian federal, state, provincial, territorial, and local laws, rules, regulations and guidelines applicable to its business, including, without limitation, Food and Drugs Act and Regulations, the Safe Food for Canadians Act and Regulations the U.S. Federal Food Drug & Cosmetic Act and U.S. Fair Labor Standards Acts and analogous provisions of Canadian law; in each case as applicable to the relevant activities contemplated by this Agreement in the jurisdiction in which they are undertaken (collectively, “Applicable Laws”).
(b)
VFCLP agrees to adhere to the following Food Quality, Traceability and Social Compliance Programs and to give proof of compliance with such programs to Vanguard within the first sixty (60) days of the first harvest of each season and from time to time thereafter as reasonably requested by Vanguard or its customers:
·
Current Global Food Safety Initiative (GFSI) Schema Certificate and Audit
·
Specific Customer requirements (e.g. Loblaws) approved by VFCLP in advance
·
FSMA 204 the FDA Food Safety Modernization Act
·
Social Compliance Audits
(c)
VFCLP agrees to contract with third parties for annual validation audits of its compliance with such Food Quality Programs and VFCLP shall submit the results of such audits to Vanguard within twenty-one (21) days of completion. In addition, VFCLP will permit Vanguard and its designees to conduct independent audits of VFCLP’s compliance practices and any related books and records during VFCLP’s working hours; provided Vanguard provides VFCLP with 14 days’ prior written notice.
(d)
If VFCLP fails an approved third-party validation audit, VFCLP agrees to take corrective action immediately to rectify the cause of the failure and make the necessary arrangements to comply and be re-audited within thirty (30) days.
(e)
If VFCLP intends to use a pesticide that will deem a product non-exportable from Canada, it agrees to provide Vanguard written notice before the application of this pesticide. Vanguard will send samples of the product treated with the pesticide referenced above to an accredited lab to determine if the product is fit for export.
10.
Annual Net Grower Return for Delta 1

If the VFCLP’s Delta 1 facility does not receive US $[***Redacted – Commercially Sensitive Information***] in Annual Net Grower Return from Vanguard in respect of purchases during the period beginning January 1, 2026 and ending December 31, 2026, presuming Delta 1 produces and delivers at least [***Redacted – Commercially Sensitive Information***] sellable pounds of Produce made to Quality Standards, the Parties will renegotiate the terms of the Agreement including the Marketing Fee for the following annual crop cycle. If the Parties can not in good faith agree to renegotiated terms reasonably acceptable to each Party, then either Party may terminate this Agreement the year following the Annual Net Return shortfall upon 30 days’ written notice to the other Party.

If the Delta 1 produce growing acreage is reduced by either Party, in future crop years, the Parties will negotiate in good faith to a reduced Annual Net Grower Return and a minimum deliverable sellable pound figure.

11.
Term and Termination
(a)
The Term of this Agreement commences on the Closing Date and will end upon the earlier of: (i) the effective date of any termination of Agreement permitted by Section 10 or this Section 11 or (ii) the effective date of termination of this Agreement for both Facilities.
(b)
The Term of this Agreement for as pertaining to the Delta 1 Facility will commence on the Closing Date hereof and will end, subject to the Annual Net Grower Return provision of Section 10, when Delta 1 ceases to grow Produce or Vanguard undergoes a Change of Control. VFCLP may, beginning in the 2027 calendar year, give Vanguard notice of converting up to one-half of each block of the Delta 1 Facility to cannabis at its sole discretion, subject to providing Vanguard notice of its intention to cease growing Produce as part of the crop selection process prior to [***Redacted – Commercially Sensitive Information***] of the applicable calendar year in which the cessation of production will occur (which will, for greater certainty will be no earlier than the 2027 calendar year). VFCLP will make best efforts to assist Vanguard to find replacement acreage with similar acreage and/or production from a third party grower to replace the reduced acreage with similar acreage and/or production from a third party grower prior to the start of the next crop cycle.
(c)
The Term of this Agreement for the Delta 2 Facility will commence on the Closing Date hereof and will end on December 31, 2025, unless VFCLP continues to elect to grow Produce in the Delta 2 Facility for the 2026 calendar year, in which case the term will end on December 31, 2026. VFCLP will make best efforts to assist Vanguard to find replacement acreage with similar acreage and/or production from a third party grower prior to the start of the 2026 growing season, or 2027 if [***Redacted – Commercially Sensitive Information***].
(d)
If either Party terminates this Agreement other than pursuant to Sections 10, 11(a), 11(b), 11(c), or 11(g), such Party is obligated to pay an early termination fee which shall be negotiated in good faith and if is not agreed to within 30-days of the termination notice either Party may submit the calculation of a reasonable termination fee to arbitration by a mutually appointed independent expert (which failing agreement by the Parties will be selected by the non-terminating Party from the American Arbitrator’s Association roster of arbitrators). The independent expert will render a decision within thirty (30) days based on the Parties written submissions.
(e)
In the event of any termination or non-renewal of this Agreement, during the then-current growing season (which may end after the effective date of such termination or expiration):
(i)
VFCLP will continue to exclusively supply Vanguard with Produce;
(ii)
Vanguard will continue to purchase from VFCLP and fulfill its marketing, distribution and payment obligations; and
(iii)
VFCLP will continue to produce Produce from its Facilities;

in each case, in accordance with the terms of this Agreement.

(f)
If this Agreement terminates or expires, VFCLP will not have the rights to continue to sell any of the Produce described in Section 3 above unless they are sold directly to or through Vanguard with Vanguard adhering to the pricing requirements set forth in Section 8 above.
(g)
Either party may terminate this Agreement on thirty (30) days’ written notice if the other party breaches any material term or condition of this Agreement and does not cure such breach within thirty (30) days after the other party’s delivery of written notice of the breach.
12.
Force Majeure

If and to the extent that a party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire and flood (to the extent beyond the reasonable control of a party) (such causes, “Force Majeure Events”): earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or a similar cause beyond the reasonable control of such party and such non-performance, hindrance or delay could not have been prevented by reasonable precautions undertaken by the party claiming a Force Majeure Event, then such party shall be excused for such non-performance, hindrance or delay of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such party continues to use all reasonable efforts to recommence performance whenever and to whatever extent possible without delay, and will not be held liability for such non-performance, hindrance or delay. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and the affected party shall resume the performance of their obligations as soon as reasonably practicable after the removal of the cause.

13.
Entire Agreement
(a)
This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
(b)
This Agreement, including all Appendices hereto, constitutes the entire agreement between the parties hereto and supersedes any and all prior and contemporaneous written or oral agreements, discussions and understandings between such parties concerning the subject matter hereof.
14.
Assignment; Binding Effect

Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party shall, without the consent of the other party, assign or otherwise transfer this Agreement (i) to any of its Affiliates or (ii) in connection with a merger, consolidation, sale of equity interests, sale of all or substantially all assets to which this Agreement relates or other change of control transaction; provided that no such assignment or transfer shall (x) be to a Restricted Person or (y) cause a violation of Sanctions or ABC-AML Laws by any Person (including any other party). The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. No assignment shall relieve the assigning party of any of its obligations hereunder. Nothing in this Agreement is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

15.
Notice

All notices, requests, consents, claims, demands, waivers, and other communications required or permitted hereunder shall be in writing and shall be deemed to be duly given: (a) five (5) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, (b) on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery or (c) upon transmission with confirmed delivery if sent by email before 5:00 p.m. recipient’s local time on a Business Day, otherwise on the next Business Day. Notices delivered by personal service will be deemed given when actually received by the recipient. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice to each other party of a change of address in the manner provided in this Agreement for giving Notice. As of the Closing Date, such communications must be sent to the respective parties at the following addresses:

To: Vanguard Produce Canada ULC
11035 Lavender Hill Dr. Suite 160 Box #509
Las Vegas, Nevada 89138
Attn: [***Redacted – Personally Identifying Information***]
Email: [***Redacted – Personally Identifying Information***]

To: Village Farms Canada Limited Partnership
4700 80th Street
Delta, British Columbia
Canada V4K 3N3

Attn: [***Redacted – Personally Identifying Information***]
Email: [***Redacted – Personally Identifying Information***]

16.
Miscellaneous; Covenants
(a)
Each party represents and warrants to the other that (i) it has been duly authorized to enter into and perform under this Agreement, (ii) when executed, this Agreement will be a valid and binding obligation of such party and (iii) neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated or performance hereunder herein shall violate or constitute a material default under any oral or written contract, agreement, arrangement or instrument to which such party is a party or by which it is bound.
(b)
On the Closing Date and throughout the Term, VFCLP covenants that it: (i) will not sell any of the Produce subject to this Agreement and (ii) will not be a party to any oral or written contract, agreement or arrangement with any other person or entity which provides or arranges for the sale or distribution during the term thereof of any Produce, except for the sale of rejected Produce. VFCLP may enter into agreements during the Term which provide for sale or distribution of Produce after the Term.
(c)
IN NO EVENT, WHETHER AS A RESULT OF TORT (INCLUDING NEGLIGENCE), STATUTE, STRICT LIABILITY, CONTRACT, INDEMNIFICATION, OR OTHERWISE, SHALL EITHER PARTY OR ANY AFFILIATE OF EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL DAMAGES; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, THE FOREGOING EXCLUSION OF LIABILITY WILL NOT APPLY WITH RESPECT TO ANY SPECIAL DAMAGES THAT (I) ARISE FROM ANY ACTS OR OMISSIONS OF A PARTY THAT CONSTITUTE GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OR (II) ARE SPECIAL DAMAGES AWARDED OR PAID TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM THAT IS COVERED BY THE PARTIES’ RESPECTIVE INDEMNITY OBLIGATIONS UNDER SECTION 17(a) OR 17(b).
(d)
OTHER THAN AS EXPRESSLY SET OUT IN THIS AGREEMENT, VFCLP MAKES NO REPRESENTATION, WARRANTY, OR CONDITION RELATED TO THE PRODUCE, AND HEREBY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, OR CONDITIONS (INCLUDING PERTAINING TO MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR PARTICULAR PURPOSE, WHETHER IMPLIED, EXPRESS, OR IMPOSED BY STATUTE. TO THE GREATEST EXTENT PERMITTED BY LAW, THE REPRESENTATIONS AND WARRANTIES PROVIDED BY VFCLP IN THIS AGREEMENT ARE MADE FOR THE BENEFIT OF VANGUARD ONLY, AND NOT FOR ANY THIRD PARTY.
(e)
During the Term of this Agreement and for as long thereafter as Vanguard holds exclusive rights to the applicable Produce, VFCLP agrees not to sell Vanguard proprietary Produce directly to Vanguard’s retail customers. Notwithstanding the foregoing, if Vanguard loses the exclusivity of the proprietary Produce and the seed/Produce becomes available on the open market, VFCLP will not be prohibited from selling this non-proprietary Produce to Vanguard’s retail customers.
(f)
During the Term, each Party will obtain and maintain in force any licenses, permits and authorizations required under applicable law in connection with its performance under this Agreement.
(g)
This Agreement is to be construed and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of Law) including but not limited to the PACA, without regard to principles of conflicts of law. Both parties agree that this Agreement and performance hereunder by both parties shall be subject to PACA and its implementing regulations. Each Party irrevocably agrees that any action, suit or proceeding arising out of or in connection with this Agreement may be brought in the Court of Chancery of the State of Delaware (or if jurisdiction is not available in such court, then in any federal court located in the

State of Delaware) (the “Relevant Courts”), and each Party hereby expressly and irrevocably submits to the jurisdiction of such courts and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding. The parties agree that all remedies hereunder are cumulative and not exclusive, and the enforcement of any right or remedy hereunder shall not be construed as an election of remedies. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH THE TRANSACTIONS.
(h)
Except as provided in Section 17, and as otherwise explicitly provided herein, this Agreement will not confer any rights upon any party other than the Parties hereto and their respective permitted successors and assigns.
17.
Indemnity
(a)
VFCLP shall defend, indemnify and hold harmless Vanguard and the Purchaser Group (collectively, the “Vanguard Indemnified Parties”) from and against any and all settlements, awards, fines, costs of recall, costs of investigation, costs of investigation or expense (including court costs and reasonable attorneys’ or other professionals’ fees and expenses) (collectively, “Losses”) that a Vanguard Indemnified Party (i) incurs which are caused by any breach by VFCLP of any covenant, agreement or obligation applicable to VFCLP contained in this Agreement, and (ii) incurs as a result of, with respect to or in connection with all claims, demands, actions and lawsuits made or brought by a third party (“Third Party Claims”) will pay any Losses associated with such Third Party Claims, only to the extent such Third Party Claim arises from or relates to VFCLP’s breach of this Agreement or the willful misconduct or negligent act or omissions of any of the VFCLP Indemnified Parties (as defined below) in connection with or as a result of this Agreement or the performance of its obligations hereunder. VFCLP’s indemnification obligations hereunder shall not apply to the extent that Third Party Claims are caused by the willful misconduct, misuse, mishandling and/or negligence of the Vanguard Indemnified Parties, their servants, consignees, bailees, warehousemen, retailers, or customers.
(b)
Vanguard shall defend, indemnify and hold harmless VFCLP and the Seller Group (collectively, the “VFCLP Indemnified Parties”) from and against any and all Losses that a VFCLP Indemnified Party (i) incurs which are caused by any breach by Vanguard of any covenant, agreement or obligation applicable to Vanguard contained in this Agreement, and (ii) incurs as a result of, with respect to or in connection with all Third Party Claims and will pay any Losses associated with such Third Party Claims, only to the extent such Third Party Claim arises from or relates to Vanguard’s breach of this Agreement or the willful misconduct or negligent act or omissions of any of the Vanguard Indemnified Parties (as defined above) in connection with or as a result of this Agreement or the performance of its obligations hereunder. Vanguard’s indemnification obligations hereunder shall not apply to the extent that Third Party Claims are caused by the willful misconduct, misuse, mishandling and/or negligence of the VFCLP Indemnified Parties, their servants, consignees, bailees, or warehousemen or any of their or Vanguard’s retailers or customers.
(c)
VFCLP will indemnify and reimburse the Vanguard Indemnified Parties for all reasonable costs actually incurred in connection with any recall of the Produce on account of any Produce issue (a “Recall”) (other than any such issue that is due to the misuse, mishandling, negligence or willful misconduct of any of the Vanguard Indemnified Parties, their servants, bailees, carriers, consignees, warehousemen, Customers, or the Customers’ customers), associated with physically removing the Produce from the marketplace, handling and preparing such Produce for return shipment, destroying the Produce and replenishing inventory as a result of removal of the Produce, and all costs otherwise incurred by any of the Vanguard Indemnified Parties to meet the requirements of applicable law or other government requirements resulting from such Recall.
(d)
If the Produce is Reworked in any way by the Vanguard Indemnified Parties and then is subject to a Recall, Vanguard will indemnify and reimburse the VFCLP Indemnified Parties for all reasonable costs actually incurred in connection with any recall of Produce on account of any Produce issue that arises from such Reworking by the Vanguard Indemnified Parties (other than any such issue that is due to the misuse, mishandling, negligence or willful misconduct of any of the VFCLP Indemnified Parties, their servants, bailees, carriers, consignees, warehousemen, or any of their or Vanguard retailers or retailers’ customers) costs associated with physically removing the Produce from the marketplace, handling and preparing such Produce for return shipment, destroying the Produce and replenishing inventory as a result of removal of the Produce, and all costs otherwise incurred by any of the VFCLP Indemnified Parties to meet the requirements of applicable law or other government requirements resulting the Recall.
18.
Insurance

VFCLP shall continuously maintain at its own cost and expense, comprehensive general liability insurance providing coverage for operations, product liability and contractual liability from a carrier, and with terms, reasonably satisfactory to Vanguard in an amount of not less than CAD $[***Redacted – Commercially Sensitive Information***] for each occurrence with an aggregate limit of CAD $10,000,000 and an umbrella policy with a minimum limit of CAD $[***Redacted – Commercially Sensitive Information***]. VFCLP shall provide to Vanguard a certificate of insurance designating Vanguard, and its subsidiaries and affiliates, as additional insureds under such insurance. VFCLP (or VFCLP’s insurance agent) must also provide annual renewal certificates of insurance to Vanguard as evidence of continuing coverage. Non-compliance with this Section 18 will be deemed a material default under this Agreement.

19.
Confidential Information
(a)
During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective affiliates and its and their respective directors, officers, managers, employees, agents, representatives and advisors (including financial advisors, counsel, and accountants) (“Representatives”) to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications, or any other proprietary or confidential information, however recorded or preserved, whether written or oral which is disclosed to such party in connection with this Agreement (any such information, “Confidential Information”). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party hereto receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement or enforcing its rights under this Agreement (the “Permitted Purpose”).
(b)
Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 19, and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons. Any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by an order, decree, ruling, judgment, subpoena, mandate, precept, command, directive, injunction, writ, determination, binding decision, verdict, judicial award or other action of any Governmental Authority (as such term is defined in the Framework Agreement) (“Governmental Order”), in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.
(c)
Further, any Receiving Party may disclose Confidential Information in communications with Governmental Authorities pursuant to the requirements of ABC-AML Laws, Ex-Im Laws or Sanctions at the time import or export of the

Produce. All other disclosures pursuant ABC-AML Laws, Ex-Im Laws or Sanctions will be made in accordance with Section 19(b).
(d)
Notwithstanding the foregoing, “Confidential Information“ shall not include any information that the Receiving Party can demonstrate: (i) was known to the Receiving Party prior to the date of this Agreement without a duty of confidentiality; (ii) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 19; (iii) was rightfully received from a third party without a duty of confidentiality; or (iv) was developed by it independently without any reliance on the Confidential Information.
(e)
Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Receiving Party’s option, all Confidential Information, other than: (i) as required for audit or compliance purposes or as required to enforce its obligations under this Agreement; or (ii) such Confidential Information which is archived or stored in accordance with the Receiving Party’s business continuity or disaster recovery programs (and subject to ordinary course deletion and purging).
20.
Amendment; Waiver

This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the Parties. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

21.
Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and referenced herein and supersedes all prior agreements between the parties (written or oral) with respect to the subject matter hereof. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Framework Agreement, the provisions of this Agreement shall control.

22.
Counterparts, Electronic Signature

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signature on each such counterpart were on the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by facsimile or e-mail in PDF format, each of which will be as fully binding as an original document.

23.
Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law, then such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal, or unenforceable provision.

[Signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

VILLAGE FARMS CANADA LIMITED PARTNERSHIP By: Village Farms Canada GP, Inc. General Partner
By:	/s/ Stephen C. Ruffini
Name: Stephen C. Ruffini Title: EVP & CFO

VANGUARD PRODUCE CANADA ULC
By:	/s/ Charles Monroe Sweat
Name: Charles Monroe Sweat Title: President

Appendix A

Grade Standards and Packaging Specifications

Appendix B

Current Charges

Appendix C

VANGUARD Exclusive Seeds

Appendix D

VANGUARD Trademarks